Exhibit 23

Independent Auditors’ Consent

The Board of Directors
Syncor International Corporation:

We consent to incorporation by reference in the registration statements (No. 33-7325, 33-39251, 33-57762, 33-52607, 333-18373, 333-18375, 333-18377, 333-39999, 333-40117, 333-62091, 333-62093, 333-68277, 333-78681, 333-45312 and 333-45310) on Form S-8 of Syncor International Corporation and subsidiaries of our report dated February 15, 2002, relating to the consolidated balance sheets of Syncor International Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Syncor International Corporation.

/s/ KPMG LLP

Los Angeles, California
March 30, 2002